Exhibit 99.1

Monday, December 14, 2009

11:00 p.m. Pacific Time

SEATTLE GENETICS AND MILLENNIUM: THE TAKEDA ONCOLOGY

COMPANY ANNOUNCE STRATEGIC COLLABORATION FOR NOVEL LATE-

STAGE LYMPHOMA PROGRAM BRENTUXIMAB VEDOTIN (SGN-35)

—Seattle Genetics to receive $60 million upfront payment and retain full commercialization rights to brentuximab vedotin in U.S. and Canada; Takeda Group to commercialize in the rest of the world—

—Seattle Genetics to host conference call December 15, 2009 at 8:30 a.m. Eastern Time—

BOTHELL, Wash., CAMBRIDGE, Mass., and OSAKA, Japan, December 14, 2009 – Seattle Genetics, Inc.(Nasdaq: SGEN) and Millennium: The Takeda Oncology Company with its parent company Takeda Pharmaceutical Company Limited (TSE: 4502) today jointly announced that Seattle Genetics and Millennium have entered into an agreement to globally develop and commercialize brentuximab vedotin (SGN-35). Brentuximab vedotin is an antibody-drug conjugate (ADC) targeting CD30 that is in late-stage clinical trials for the treatment of relapsed and refractory Hodgkin lymphoma (HL) and systemic anaplastic large cell lymphoma (ALCL).

Data from a pivotal phase II trial of brentuximab vedotin in relapsed or refractory HL, which is fully enrolled, are expected in the second half of 2010. The trial is being conducted under a special protocol assessment with the U.S. Food and Drug Administration (FDA) and is designed to provide the basis for regulatory submissions in the United States and Europe in 2011.

Under the collaboration, Seattle Genetics will receive an upfront payment of $60 million and retains full commercialization rights for brentuximab vedotin in the United States and Canada. The Takeda Group will have exclusive rights to commercialize the product candidate in all countries other than the United States and Canada. Seattle Genetics is entitled to receive progress- and sales-dependent milestone payments in addition to tiered double-digit royalties based on net sales of brentuximab vedotin within the Takeda Group’s licensed territories. Milestone payments to Seattle Genetics could total more than $230 million. Seattle Genetics and the Takeda Group will jointly fund worldwide development costs on a 50:50 basis. Development funding by the Takeda Group over the first three years of the collaboration is expected to be at least $75 million. In Japan, the Takeda Group will be solely responsible for development costs.

“This collaboration aligns with our goal of rapidly bringing brentuximab vedotin to patients worldwide. Takeda is an ideal collaborator given its global presence, demonstrated commitment to oncology, and experience in the sales and marketing of first-in-class, targeted therapies for unmet medical needs,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer, Seattle Genetics. “Our retention of full commercial rights in the U.S. and Canada, along with the financial terms from this agreement, gives us a strong basis to begin building a commercial infrastructure for the planned launch of brentuximab vedotin. We expect to utilize this infrastructure in the future for other product candidates in our pipeline.”

“The addition of the late-stage product candidate brentuximab vedotin to our oncology development pipeline supports our mission to develop innovative new medicines where there is a high unmet need for patients,” said Deborah Dunsire, M.D., President and CEO, Millennium. “This collaboration closely aligns with our growth strategy, which includes both internal and external opportunities. We are very excited to bring forward a novel medicine which will help us increase our reach in oncology throughout Europe and the rest of the world.”

ADCs are monoclonal antibodies that carry potent, cell-killing drugs targeted precisely to tumor cells. Seattle Genetics has developed proprietary technology employing synthetic, highly potent drugs that can be attached to antibodies through stable linker systems. The linkers are designed to be stable in the bloodstream and release the drugs under specific conditions once inside targeted cells. This approach is intended to spare non-targeted cells and thus reduce many of the toxic side effects of traditional chemotherapy. Earlier this year, Millennium obtained an exclusive license to Seattle Genetics’ ADC technology for an antigen expressed on solid tumors, as well as options for two other licenses.

About Brentuximab Vedotin

Brentuximab vedotin is an ADC targeting CD30 utilizing Seattle Genetics’ proprietary technology. Brentuximab vedotin is currently being investigated in patients with relapsed or refractory HL or systemic ALCL. Brentuximab vedotin has received orphan drug designation from the FDA and the European Medicines Agency for both HL and ALCL and has received Fast Track designation by the FDA for HL. In two separate phase I clinical trials, brentuximab vedotin achieved objective responses in greater than 50 percent of patients treated at higher dose levels, including greater than 30 percent with complete remissions. Brentuximab vedotin was generally well tolerated. The majority of adverse events were Grade 1 and 2, with the most clinically important events being fatigue, fever, peripheral neuropathy, diarrhea, nausea and neutropenia.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the collaboration on December 15, 2009 at 5:30 a.m. Pacific Time (PT); 8:30 a.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8632 (domestic) or (480) 629-9821 (international). The access code is 4193888. A replay of the discussion will be available beginning at approximately 7:30 a.m. PT on December 15, 2009 from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4193888. The telephone replay will be available until approximately 8:00 a.m. PT on December 17, 2009.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is in a pivotal trial under a special protocol assessment with the FDA. In addition, Seattle Genetics has four other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70 and SGN-75. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, a subsidiary of Celldex Therapeutics, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com.

About Millennium

Millennium: The Takeda Oncology Company, a leading biopharmaceutical company based in Cambridge, Mass., markets a first-in-class proteasome inhibitor, and has a robust clinical development pipeline of product candidates. Millennium Pharmaceuticals, Inc. was acquired by Takeda Pharmaceutical Company Ltd. in May, 2008. The Company’s research, development and commercialization activities are focused in oncology. Additional information about Millennium is available through its website, www.millennium.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential and future clinical progress, regulatory approval and commercial launch of products utilizing Seattle Genetics’ ADC technology, including brentuximab vedotin. Actual results or developments may differ materially from those projected or implied in these forward-looking statements, including the milestones or royalties to be received by Seattle Genetics as a result of this collaboration. Factors that may cause such a difference include risks related to adverse clinical results as our brentuximab vedotin or our collaborators’ product candidates move into and advance in clinical trials, risks inherent in the regulatory approval process for pharmaceutical products and the risk that Seattle Genetics is not able to maintain the collaboration with the Takeda Group. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of Millennium’s website at www.millennium.com, and under the Investors and News section of Seattle Genetics’ website at www.seattlegenetics.com.

Contacts:

Seattle Genetics

Peggy Pinkston

+1 425-527-4160

ppinkston@seagen.com

Takeda

Seizo Masuda

+81 33 278 2037

Masuda_Seizo@takeda.co.jp

Millennium

Lauren Musto

+1 617-551-7848

Lauren.Musto@mpi.com